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List of Subsidiaries

ENTITY                                         STATE OF INCORPORATION

Maxwell Technologies, Inc.                     Delaware
PurePulse Technologies, Inc.                   Delaware
I-Bus, Inc.                                    California
Maxwell Business Systems, Inc.                 California
Maxwell Technologies Systems Division, Inc.    California
Maxwell Information Systems, Inc.              California
Maxwell Energy Products, Inc.                  California
Phoenix Power Systems, Inc.                    California
I-Bus UK, Ltd.                                 United Kingdom
Space Electronics, Inc.                        Delaware